Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President – Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
TUESDAY, JUNE 26, 2007
CLARCOR ANNOUNCES $250 MILLION STOCK REPURCHASE PROGRAM
AND REGULAR QUARTERLY DIVIDEND
FRANKLIN, TN, JUNE 26, 2007 — The Board of Directors of CLARCOR Inc. (NYSE:CLC) yesterday authorized a $250 million stock repurchase program. Pursuant to the authorization, CLARCOR may purchase shares from time to time in the open market or through privately negotiated transactions over the next three years. CLARCOR has no obligation to repurchase shares under the authorization, and the timing, actual number and value of shares to be purchased will depend on CLARCOR’s stock price and market conditions. This authorization replaces CLARCOR’S previous share repurchase authorization which expired on June 17, 2007.
CLARCOR’s Board of Directors also declared a regular quarterly dividend of $0.0725 per share. The dividend is payable July 27, 2007 to shareholders of record July 13, 2007.
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.